EXHIBIT 16.2

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

To the Securities and Exchange Commission:

We have read paragraph five of Item 4 (a)(1) included in the attached Form 8-K/A dated February 26, 2002 of VantageMed Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained in that paragraph.

/s/ Arthur Andersen LLP

Sacramento, CA
April 11, 2002